Exhibit 5.2

LEONARD, STREET AND DEINARD PA

150 South Fifth Street, Suite 2300

Minneapolis, MN 55402

(612) 335-1500

June 18, 2010

Brocade Communications Systems, Inc.

McDATA Services Corporation

1745 Technology Drive

San Jose, CA 95110

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Brocade Communications Systems, Inc. (the “Company”) and McDATA Services Corporation (the “Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the “Registration Statement”), with respect to $300,000,000 aggregate principal amount of 6.625% Senior Secured Notes due 2018 (the “2018 Notes”) and $300,000,000 aggregate principal amount of 6.875% Senior Secured Notes due 2020 (the “2020 Notes” and together with the 2018 Notes, the “Registered Notes”) of the Issuers (defined below) to be issued under an Indenture relating to the 2018 Notes, dated as of January 20, 2010 (the “2018 Indenture”), by and among the Issuers and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and an Indenture relating to the 2020 Notes, dated as of January 20, 2010 (the “2020 Indenture”), by and among the Issuers and the Trustee. The 2018 Indenture and the 2020 Indenture are collectively referred to herein as the “Indentures”. The Registered Notes will be guaranteed by the Guarantor pursuant to guarantees contained in the Indentures (the “Guarantees”). The Company, the Guarantor and the other guarantors party to the Indentures are sometimes referred to herein collectively as the “Issuers.”

The Registered Notes will be offered in exchange for like principal amounts of the Issuers’ outstanding $300,000,000 aggregate principal amount of 6.625% Senior Secured Notes due 2018 (the “Original 2018 Notes”) and $300,000,000 aggregate principal amount of 6.875% Senior Secured Notes due 2020 (the “Original 2020 Notes” and together with the Original 2018 Notes, the “Original Notes”) pursuant to the Registration Rights Agreement (the “2018 Registration Rights Agreement”), dated as of January 20, 2010 (the “Agreement”) among the Issuers and J.P. Morgan Securities Inc. (“JPMorgan”), Goldman, Sachs & Co., Barclays Capital Inc., Banc of America Securities LLC and Wells Fargo Securities, LLC (the “Initial Purchasers”) and the Registration Rights Agreement (the “2020 Registration Rights Agreement”) among the Issuers and JPMorgan and the Initial Purchasers. The 2018 Registration Rights Agreement and the 2020 Registration Rights Agreement are collectively referred to as the “Registration Rights Agreements”). The Registration Rights Agreements were executed in connection with the private placement of the Original Notes.

In connection with this opinion, we have examined and relied upon the originals, or copies certified to our satisfaction, of the Registration Statement, the Indentures, the form of Registered Note and Guarantees set forth in the Indentures, the Registration Rights Agreements and such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the legal capacity of natural persons. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers. In addition, we have assumed that the Registered Notes will be executed and delivered substantially in the form examined by us.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that:

1.        The execution, delivery and performance of the Guarantees by the Guarantor have been duly authorized by all necessary corporate action on the part of the Guarantor. When executed and delivered by the Guarantor in accordance with the terms of the Registration Rights Agreements and the Indentures (assuming the due authentication and delivery of the Registered Notes by the Trustee in accordance with the Indenture), the Guarantees will be validly issued and will constitute the legal, valid and binding obligations of the Guarantor, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Minnesota. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

LEONARD STREET AND DEINARD

PROFESSIONAL ASSOCIATION

By        /s/ Stephen Quinlivan

     Stephen Quinlivan